Exhibit 4.1

FORM OF

SUBSCRIPTION AGREEMENT

Common Stock
In
Level Brands, Inc.

This Subscription Agreement relates to my/our agreement to purchase__________________ shares of common stock, $0.001 par value per share (the “Shares”), to be issued by Level Brands, Inc., a North Carolina corporation (the “Company”), for a purchase price of $______ per Share, for a total purchase price of $____________________________ (“Subscription Price”), subject to the terms, conditions, acknowledgments, representations and warranties stated herein and in the Final Offering Circular for the sale of the Shares, dated__________ , 2017 (the “Offering Circular”). Capitalized terms used but not defined herein shall have the meanings given to them in the Circular.

Simultaneously with or subsequent to the execution and delivery hereof, if I have an account with Banq.co®, I am authorizing TriPoint Global Equities, LLC, as a selling agent (the “Selling Agent”) to debit funds equal to the amount of the Subscription Price from my account at Banq.co®; or, if I do not have an account with Banq.co® , making either an ACH authorization or a wire transfer pursuant to the escrow instructions set forth in the Offering Circular, or delivered to me by my broker-dealer, in the amount of my Subscription Price, provided that if my broker-dealer or the Selling Agent have arranged to facilitate the funding of the Subscription Price to the escrow account (as described below) through a clearing agent, then I agree to deliver the funds for the Subscription Price pursuant to the instructions provided by such clearing agent, such broker-dealer or the Selling Agent. I understand that if I wish to purchase Shares, I must complete this Subscription Agreement and, if I have an account with Banq.co®, have sufficient funds in my account at the time of the execution and delivery of this Subscription Agreement; or, if I do not maintain an account with Banq.co®, submit the applicable Subscription Price as set forth herein. Subscription funds submitted by Investors who do not have an account with Banq.co® will be held by and at an FDIC insured bank in compliance with SEC Rule 15c2-4, with funds released to the Company at the closing as described in the Offering Circular. The escrow account will be maintained by Wilmington Trust, N.A. as escrow agent. In the event that the Offering is terminated, then the Offered Shares will not be sold to investors pursuant to this offering and all funds will be returned to investors from escrow together with interest, if any. If any portion of the Shares is not sold in the offering, any funds paid by me for such portion of the Shares will be returned to me promptly; or, if I have an account with Banq.co®, funds for such unsold Shares will not be debited from my account at closing.

In order to induce the Company to accept this Subscription Agreement for the Shares and as further consideration for such acceptance, I hereby make, adopt, confirm and agree to all of the following covenants, acknowledgments, representations and warranties with the full knowledge that the Company and its affiliates will expressly rely thereon in making a decision to accept or reject this Subscription Agreement:

1. Type of Ownership

☐ Individual

☐ Institution

2. Investor Information (You must include a permanent street address even if your mailing address is a P.O. Box.)

Individual/Beneficial Owner:	Joint-Owner/Minor: (If applicable.)
Name:	Name:
Social Security/Tax ID Number:	Social Security/Tax ID Number:
Street Address:	Street Address:
City:	City:
State:	State:
Postal Code:	Postal Code:
Country:	Country:
Phone Number:	Phone Number:
Email Address:	Email Address:

3. Investor Eligibility Certifications

I understand that to purchase Shares, I must either be an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), or I must limit my investment in the Shares to a maximum of: (i) 10% of my net worth or annual income, whichever is greater, if I am a natural person; or (ii) 10% of my revenues or net assets, whichever is greater, for my most recently completed fiscal year, if I am a non-natural person.

I understand that if I am a natural person I should determine my net worth for purposes of these representations by calculating the difference between my total assets and total liabilities. I understand this calculation must exclude the value of my primary residence and may exclude any indebtedness secured by my primary residence (up to an amount equal to the value of my primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

I hereby represent and warrant that I meet the qualifications to purchase Shares because:

☐ The aggregate purchase price for the Shares I am purchasing in the Offering does not exceed 10% of my net worth or annual income, whichever is greater.

☐ I am an accredited investor.

4. I understand that the Company reserves the right to, in its sole discretion, accept or reject this subscription, in whole or in part, for any reason whatsoever, and to the extent not accepted, unused funds maintained in my account at Banq.co® or transmitted herewith shall either not be debited from my account at Banq.co® or be returned to the undersigned in full, with any interest accrued thereon.

5. I have received the Offering Circular.

6. I accept the terms of the Articles of Incorporation of the Company.

7. I am purchasing the Shares for my own account.

8. I hereby represent and warrant that I am not on, and am not acting as an agent, representative, intermediary or nominee for any person identified on, the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, I have complied with all applicable U.S. laws, regulations, directives, and executive orders relating to anti-money laundering, including but not limited to the following laws: (1) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and (2) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001.

By making the foregoing representations you have not waived any right of action you may have under federal or state securities law. Any such waiver would be unenforceable. The Company will assert your representations as a defense in any subsequent litigation where such assertion would be relevant. This subscription agreement and all rights hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without giving effect to the principles of conflict of laws.

9. Digital (“electronic”) signatures, often referred to as an “e-signature”, enable paperless contracts and help speed up business transactions. The 2001 E-Sign Act was meant to ease the adoption of electronic signatures. The mechanics of this Subscription Agreement's electronic signature include your signing this Agreement below by typing in your name, with the underlying software recording your IP address, your browser identification, the timestamp, and a securities hash within an SSL encrypted environment. This electronically signed Subscription Agreement will be available to both you and the Company, as well as any associated brokers, so they can store and access it at any time, and it will be stored and accessible on Banq.co®. You and the Company each hereby consent and agree that electronically signing this Agreement constitutes your signature, acceptance and agreement as if actually signed by you in writing. Further, all parties agree that no certification authority or other third-party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between you and the Company. You understand and agree that your e-signature executed in conjunction with the electronic submission of this Subscription Agreement shall be legally binding and such transaction shall be considered authorized by you. You agree your electronic signature is the legal equivalent of your manual signature on this Subscription Agreement and you consent to be legally bound by this Subscription Agreement's terms and conditions. Furthermore, you and the Company each hereby agree that all current and future notices, confirmations and other communications regarding this Subscription Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in this Subscription Agreement or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically sent communication fails to be received for any reason, including but not limited to such communication being diverted to the recipient’s spam filters by the recipient’s email service provider, or due to a recipient's change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to you, and if you desire physical documents then you agree to be satisfied by directly and personally printing, at your own expense, the electronically sent communication(s) and maintaining such physical records in any manner or form that you desire.

10. Delivery Instructions. If you are funding outside of your BANQ® account via escrow through either an ACH authorization or a wire transfer pursuant to the escrow instructions set forth in the Offering Circular, or delivered to me by my broker-dealer, in the amount of my Subscription Price, provided that if my broker-dealer or the Selling Agent have arranged to facilitate the funding of the Subscription, please fill out the information below to have your shares delivered to your broker, held at the transfer agent or delivered to your residence. All orders entered on BANQ® will have shares delivered directly to BANQ®

☐ Retain at the transfer agent

☐ Deliver to the address of record above

☐ Deliver to my brokerage account at the following instructions:

DWAC INSTRUCTIONS

Name of DTC Participant (broker-dealer at which the account

or accounts to be credited with the Shares are maintained):
______________________________________________________________________________________
______________________________________________________________________________________

DTC Participant Number:

______________________________________________________________________________________
______________________________________________________________________________________

Name of Account at DTC Participant being
credited with the Shares:

______________________________________________________________________________________
______________________________________________________________________________________

Account Number at DTC Participant being credited
with the Shares:

______________________________________________________________________________________
______________________________________________________________________________________

 Your Consent is Hereby Given: By signing this Subscription Agreement electronically, you are explicitly agreeing to receive documents electronically including your copy of this signed Subscription Agreement as well as ongoing disclosures, communications and notices.

SIGNATURES:

THE UNDERSIGNED HAS THE AUTHORITY TO ENTER INTO THIS SUBSCRIPTION AGREEMENT ON BEHALF OF THE PERSON(S) OR ENTITY REGISTERED ABOVE.

Subscriber: Name: _________________ Email: _________________ Date: _________________
Issuer: /s/ Mark S. Elliott Name: Mark S. Elliott Company: Level Brands, Inc. Title: Chief Financial Officer and Chief Operating Officer

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